Exhibit E

[Letterhead of the Ministerio de Economía y Finanzas]

Lima, December 19, 2006

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

In my capacity as General Counsel of the Ministry of Economy and Finance of the Republic of Peru (the “Republic” or “Peru”) and in connection with the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed on December 19, 2006 with the Securities and Exchange Commission (the “Registration Statement”), pursuant to which the Republic proposes to issue and sell from time to time up to US$4,000,000,000 of its debt securities (the “Debt Securities”), warrants to purchase Debt Securities (the “Warrants”), or units (the “Units”), I have reviewed the following documents:

(i)		the Registration Statement;

(ii)		an executed copy of the Fiscal Agency Agreement, dated as of February 6, 2003, between the Republic and JPMorgan Chase Bank, as Fiscal Agent, Principal Paying Agent and Registrar (the “Fiscal Agency Agreement”);

(iii)		an executed copy of Amendment No. 1 to the Fiscal Agency Agreement (“Amendment No. 1”), dated November 21, 2003;

(iv)		an executed copy of Amendment No. 2 to the Fiscal Agency Agreement, dated October 14, 2004;

(v)		the forms of the Debt Securities included as an exhibit to the Fiscal Agency Agreement and Amendment No. 1;

(vi)		the form of the underwriting agreement included as exhibit A of the Registration Statement under Schedule B (File No. 333-110394);

(vii)		all relevant provisions of the Constitution of the Republic and all relevant laws and orders of Peru including but not limited to the following (copies and translations of which are attached as exhibits hereto):

	1.	the Politic Constitution of the Republic of Peru of 1993, in particular Article 75;

	2.	the General Indebtedness Law, Law No. 28563; and

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		3.	the Annual Indebtedness Law of the Public Sector for the Fiscal Year 2006, Law No. 28654;

(viii	)		all such other documents, instruments and rules as I have deemed to be necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under and with respect to the present laws of Peru, the Debt Securities, the Warrants and the Units, when executed and delivered by Peru and authenticated pursuant to the Fiscal Agency Agreement, as amended, the warrant agreements or the unit agreements, as the case may be, and delivered to and paid for by the purchasers as contemplated by the Registration Statement, such Debt Securities, such Warrants and such Units will constitute valid and legally binding obligations of Peru, in accordance with their own terms; provided that each specific issue of Debt Securities or Units to be made by Peru will require the prior promulgation of a Supreme Decree issued by the President and the Economy and Finance Minister in accordance with the laws listed in subparagraph (vii)(2).

I hereby consent to the filing of this opinion with the Registration Statement and the use of the name of the General Counsel of the Ministry of Economy and Finance of Peru, under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement and in any prospectus supplement relating thereto. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Manuel Velarde
Manuel Velarde

General Counsel of the Ministry of Economy and Finance of Peru

HILTON TRANSLATIONS S.A.

TRADUCCIONES OFICIALES Y NO OFICIALES

Psje. Acuña 127 – Ofic. 803 Lima (Cdra. 2 Miroquesada)

Telfs.: 427-2300 – 426-1646 Fax: 428-9770

TITLE III

ECONOMIC REGIME

CHAPTER I

GENERAL PRINCIPLES

Article 58: Private initiate is free. It is exercised within a market economy. Under this regime, the State guides the development of the country, and acts mainly in the areas for the promotion of employment, health, education. security, public services and infrastructure.

Article 59: The State encourages the creation of wealth and guarantees freedom of work and freedom of company, trade and industry. The exercise of these freedoms must not be damaging to morality, health or public safety. The State provides opportunities for improvement to any sectors suffering from inequality; thus, it promotes small enterprise in all its modalities.

Article 60: The State recognizes economic plurality. The national economy is sustained by the coexistence of different types of ownership and enterprise.

Only authorized by express law, the State may perform on a subsidiary basis direct or indirect business activities for reasons of great public interest or manifest national convenience. Business activity, whether public or not, receives the same legal treatment.

Article 61: The State facilitates and invigilates free competition. It combats any practice limiting this and the abuse of dominant or monopolistic positions. No law or agreement may authorize or establish monopolies.

The press, radio, television and other means of expression and social communication, and generally, companies, goods and services connected with the freedom of expression and communication may not be the object of exclusiveness, monopoly, or hoarding, whether directly or indirectly, by the State or private individuals.

Article 62: Freedom to contract guarantees that the parties may enter into valid agreements according to the regulations in force at the time of the contract. Contractual terms may not be altered by laws or other provisions of any kind. Disputes arising from the contractual relationships may only be resolved by arbitration or in the courts, under the protection mechanisms set forth in the contract or contemplated by law.

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By contract or law, the State may establish guarantees and grant securities. These may not be legally modified without prejudice to the protection referred to in the preceding paragraph.

Article 63: National and foreign investment are subject to the same conditions. The production of goods and services and foreign trade are free. If another country or countries adopt(s) protectionist or discriminatory measures damaging to the national interest, the State may in defense thereof, adopt similar measures.

In any contract entered into by the State and public law persons with domiciled foreigners must be recorded their subjection to the laws and jurisdictional organs of the Republic and their waiver of any diplomatic claims. Contracts of a financial nature may be exempted from national jurisdiction.

The State and other public law persons may submit controversies deriving from the contractual relationship to tribunals constituted pursuant to existing treaties. They may also submit them to national or international arbitration, or as established by law.

Article 64: The State guarantees the free holding and disposal of foreign currency.

Article 65: The State defends the interests consumers and users. For such effect, it guarantees the right to information on the goods and services at its disposal in the market. It also oversees in particular the health and security of the people.

CHAPTER II

ENVIRONMENT AND NATURAL RESOURCES

Article 66: Natural resources, both renewable and non-renewable, are the property of the Nation. The State is sovereign as to their use.

The conditions for their use and granting to private individuals are determined by organic law. Any such concession grants to the holder a real right, subject to the said legal regulation.

Article 67: The State determines national environment policy. It promotes the sustainable use of its natural resources.

Article 68: The State is obligated to promote the conservation of biological diversity and the natural areas protected.

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Article 69: The State promoted the sustainable development of the Amazon region with appropriate legislation.

CHAPTER III

OWNERSHIP

Article 70: The right of ownership is inviolable. The State guarantees this. It is exercised in harmony with the common good and within the limits of the law. No one may be deprived of his or her property except exclusively for reasons of national security or public need, declared by law, and after the payment in cash of fair indemnification including compensation for any possible prejudice. Action may be brought before the Judiciary in order to contest the property value set by the State in the expropriation procedure.

Article 71: With respect to property, foreigners, whether natural persons or legal entities, have the same rights as Peruvians, without in any case, being able to claim exceptions or diplomatic protection.

However, within fifty kilometers of the national boundaries, foreigners may not acquire or possess under any title whatsoever, mines, land, woods, waters, fuel or energy sources, either directly or indirectly, individually or in company, under penalty of losing, to the State, the right thus acquired. Excepted is the case of public necessity expressly declared in a supreme decree approved by the Council of Ministers pursuant to law.

Article 72: The law may, only by reasons of national security, temporally establish specific restrictions and prohibitions for the acquisition, possession, exploitation and transfer of given property.

Article 73: Property in the public domain is unalienable and imprescriptible. Property of public use may be granted to private individuals in accordance with the law for its economic use.

CHAPTER IV

TAX AND BUDGET REGIME

Article 74: Taxes are created, amended or repealed, or exemptions are established, exclusively by law or legislative decree in the event of the delegation of powers, except for tariffs and rates, which are regulated by supreme decree.

Local governments may create, amend or repeal contributions and rates, or make exemptions, within their jurisdictions with the limits established by law.

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Likewise, the provisions set forth in the previous paragraph shall apply in the case of concession processes effected within the framework of the Sole Ordered Text for Regulations ranking as Law and regulating the granting of concessions to the private sector of public infrastructure works and public services, approved by Supreme Decree No. 059-96-PCM, published on December 27, 1996.

SEVEN: Any contracting of specialized legal or financial services carried out by the Ministry for the Economy and Finance pursuant to the provisions set forth in number 46.1 of article 46 of the General Law, shall be made by the National Directorate for Public Indebtedness when the services be related directly to the arrangement of an indebtedness operation or debt administration; and by the General Office of Administration, when such relation be indirect.

EIGHT: During the 2006 fiscal year, any public entities included in article 2 of the General Law, shall be prohibited from arranging indebtedness operations for the institutional strengthening.

NINE: The proposal for the fourteenth reposition of resources from the International Development Association – AIF- through which the Republic of Perú will contribute with the amount of S/.152,615.00 (ONE HUNDRED AND FIFTY-TWO THOUSAND SIX HUNDRED AND FIFTEEN NEW SOLS) is approved.

TEN: The Constitution Agreement of the FOMIN II – Multilateral Investment Fund II, as well as the contribution to the said fund corresponding to the Republic of Perú in the amount of US$3,300,000.00 (THREE MILLION THREE HUNDRED THOUSAND AMERICAN DOLLARS ONLY) is approved.

FINAL PROVISIONS

ONE: The Biblioteca Nacional del Perú (National Library of Perú) is hereby exempted from the provisions set forth in number 24.4 of article 24 of the General Law, to the effect that such entity may continue with the procedures established for obtaining the financing of the “IV Stage of the Project for the Infrastructure and Equipment of the New Premises”, charged to the Credit Line established by the Global Program of Financial Cooperation of the Spain Kingdom, approved by Supreme Decree No. 217-2001-EF and amended by Supreme Decree No. 075-2005-EF.

TWO: The rule appearing below shall be incorporated as the Eighth Supplementary and Temporary Provision of the General Law:

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“EIGHT: It is ordered that supreme decrees referred to in number 21.1 of article 21, numbers 24.2 and 24.3 of article 24, number 37.1 of article 37, number 46.1 of article 46 and number 54.6 of article 54 of the General Law should include, in addition, the countersignature of the President of the Council of Ministers”.

THREE: The Ministry for the Economy and Finance through the National Directorate for Public Indebtedness is hereby empowered, when necessary, to enact regulatory provisions for the application hereof.

FOUR This law shall enter into effect on January 1, 2006.

Notify the President of the Republic for its promulgation.

In Lima on the twenty-ninth day of the month of November, year two thousand and five.

MARCIAL AYAIPOMA ALVARADO

President of the Congress of the Republic

FAUSTO ALVARADO DODERO

First Vice President of the Congress of the Republic

THE CONSTITUTIONAL PRESIDENT OF THE REPUBLIC

NOW THEREFORE:

I order its publication and execution.

Given in the Government House in Lima on the twenty-first day of the month of December, year two thousand and five.

ALEJANDRO TOLEDO

Constitutional President of the Republic

PEDRO PABLO KUCZYNSKI GODARD

President of the Council of Ministers

21687

12 OCT 2006	HILTON TRANSLATIONS S.A.
/s/ Isabel I. de Zerbage

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The State, when exercising its taxation powers, must respect the legal reserves principles, the principles of equality and respect for the fundamental rights of the person. No tax may have a confiscatory effect.

Emergency decrees may not contain tax matters. The laws concerning annual taxes govern as from January first of the year following their promulgation. Budget laws may not contain regulations on tax matters.

Tax regulations passed in violation of the provisions hereof shall not be of effect.

Article 75: The State only guarantees the payment of the public debt entered into by constitutional governments in accordance with the Constitution and the law.

The State’s domestic and foreign debt operations must be approved according to the law.

Municipalities may enter into credit operations charged to their own resources arid property without requiring legal authorization.

Article 76: Works and the acquisition of supplies with the use of public funds and resources must be obligatorily executed by contract and public bidding, as must also the acquisition or alienation of property.

The contracting of services and projects whose importance and worth indicated by the Budget Law shall be public contest. The law establishes the procedure, exceptions and the respective responsibilities.

Article 77: The State’s economic and financial management is governed by the budget annually approved by Congress. The structure of the public sector budget contains two sections: central government and decentralized bodies.

The budget assign public resources on a fair basis. Their programming and execution respond to the criteria of efficiency, basic social needs and decentralization.

Each respective area, pursuant to law, will receive a fair share of the income tax received through the exploitation of natural resources, as its canon.

Article 78: The President of the Republic sends to Congress the Budget Law draft within a period ending on August 30, each year.

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On the same date, he also sends the debt and financial equilibrium bills.

The budget draft must be truly in balance.

Loans form the Central Reserve Bank or Banco de la Nación are not accounted as fiscal income.

Permanent expenditure may not be covered by loans.

The budget may not be approved without an entry for servicing the public debt.

Article 79: The representatives to Congress are not entitled to create or increase public expenditure, except with reference to their budget.

The Congress may not approve tributes with predetermined purposes, except at the request of the Executive Power.

In all other cases, the tax laws referring to benefits or exemptions required the prior report of the Ministry for the Economy and Finance.

Only by an express law, approved by two thirds of the members of Congress, may special taxation treatment for a given area of the country be selectable and temporarily established.

Article 80: The Minister for the Economy and Finance submits the claim to the Congress in Plenary. Each Minister shall defend the expenses for his sector. The President of the Supreme Court, the Attorney General and the President of the National Elections Board shall defend the corresponding demands of each institution.

If the original signed Budget Law is not sent to the Executive by November thirtieth, the Draft of the Executive Power will come into force, same which is promulgated by Legislative Decree.

Supplementary credits, payments and entry transfers shall be processed through Congress as determined by the Budget Law. During the recess of Parliament they will be processed by the Permanent Commission. In order to them be approved, they require the votes of three fifths of the legal number of members.

Article 81: The General Account of the Republic, accompanied by the Comptroller General’s Office Audit Report is sent by the President of the Republic to the Congress within a period terminating at the latest on November fifteenth of the year following the execution of the budget.

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The General Account is examined and determined by a review commission within the ninety days following its submission. Congress shall issue its verdict within thirty days. If Congress does not issue a verdict within the period indicated, the report of the Review Commission shall be sent to the Executive Power so that the Executive Power may promulgate a legislative decree containing the General Account.

Article 82: The Comptroller General’s Office of the Republic is a public law decentralized entity with autonomy pursuant to its organic law. It is the senior organ of the National Control System. It supervises the legality of the execution of the State Budget, public debt operations and the acts of institutions subject to control.

The Comptroller General is appointed by Congress on the proposal of the Executive for seven years. He may be removed by Congress for serious offense.

CHAPTER V

CURRENCY AND BANKING

Article 83: The law determines the monetary system of the Republic. The issue of bills and coins is the exclusive power of the State. This is exercised through the Central Reserve Bank of Peru.

Article 84: The Central Bank is a public law artificial person. It is autonomous within the framework of its Organic Law.

The purpose of the Central Bank is to preserve monetary stability. Its functions are: to regulate the currency and credit in the financial system, manage the international reserves under its charge, and the other functions indicated by its organic law.

The Bank informs the country, with exactitude and periodically, regarding the state of the national finances under the responsibility of its Board.

The Bank is prohibited from granting financing to the Treasury, except for the purchase in the secondary market of securities issued by the Public Treasury, within the limits indicated by its Organic Law.

Article 85: The Bank may carry out operations and make credit agreements in order to cover temporary imbalances in the position of international reserves.

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It requires authorization by law when the amount of such operations or agreements exceeds the limit indicated by the Public Sector Budget with the obligation to report to Congress.

Article 86: The Bank is governed by a Board of seven members. The Executive Power appoints four, among them the Chairman. Congress ratifies the Chairman and appoints the other three, with an absolute majority of the legal number of its members.

All Bank members are appointed for the constitutional period corresponding to the President of the Republic. They do not represent any particular entity or private interest. Congress may remove them for serious offenses. In the event of a removal, the new directors shall complete the corresponding constitutional period.

Article 87: The State encourages and guarantees saving. The law establishes the obligations and limits of companies receiving savings from the public, as well as the mode and scope of such guarantee.

The Superintendency of Banking and Insurance exercises control over banking and insurance companies, and others receiving deposits from the public and others which, carrying out similar or related operations, are determined by law.

The law establishes the organization and functional autonomy of the Superintendency of Banking and Insurance.

The Executive appoints the Superintendent of Banking and Insurance for the period corresponding to its constitutional period. This is ratified by Congress.

CHAPTER VI

AGRARIAN REGIME AND PEASANT AND NATIVE COMMUNITIES

Article 88: The State preferentially supports agrarian development. It guarantees land property rights, both private or communal, or any other form of association. The law may fix the limits and extension of the land according to the peculiarities of each area.

Abandoned land, as provided by law, passes into the ownership of the State for subsequent sale.

Article 89: The Peasant and Native Communities are of legal existence and legal persons.

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They are autonomous in their organization, communal work and in the use and free disposal of their land as well as with respect to economic and administrative matters, within the framework established by law. The ownership of their land is imprescriptible, except in the case of abandonment set forth in the previous article.

The State respects the cultural identity of Peasant and Native Communities.

7 AUG 2002

/s/ John D. Hilton
JOHN D. HILTON WALKER
CERTIFIED PUBLIC TRANSLATOR
C. P. T. No. 28

42306-7848/06

Lima, Friday, July 01, 2005

GOVERNMENT LEGISLATION

OFFICIAL GAZETTE EL PERUANO

LEGISLATIVE BRANCH

THE CONGRESS OF THE REPUBLIC

LAW No. 28563

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

The Congress of the Republic

has passed the following Law:

THE CONGRESS OF THE REPUBLIC;

Has passed the following Law:

GENERAL LAW FOR THE NATIONAL SYSTEM OF

INDEBTEDNESS

PRELIMINARY TITLE

REGULATORY PRINCIPLES

Article I: Efficiency and Prudence

Domestic and foreign public indebtedness are based on a long-term strategy, which main objective is to cover part of the public sector’s financing requirements at the lowest cost possible, subject to a prudent degree of risk and in line with the country’s risk capacity.

Article II: Fiscal Responsibility

Public indebtedness must contribute to macroeconomic stability and fiscal policy sustainability, through the establishment of rules and limits to the negotiation of the public sector’s indebtedness operations and prudent debt management. The national government shall not recognize any debts incurred by the regional and local governments, except those duly guaranteed.

Article III: Transparency and Credibility

The public indebtedness process must be carried out under transparent and predictable mechanisms prescribed by law.

Article IV: Capacity to Pay

Public indebtedness makes it possible to obtain external and internal financing, in accordance with the payment capacity of the national government, regional governments, local governments or the indebted institution.

Article V: Regulatory Nationalization and Operational Denationalization

Public indebtedness is subject to the rule for regulatory nationalization and operational denationalization in the national government, regional governments and local governments.

TITLE I

GENERAL PROVISIONS

CHAPTER I

PURPOSE AND SCOPE OF APPLICATION OF THE LAW

Article 1: Purpose of the Law

1.1	This Law sets forth the general provisions to govern the fundamental processes of the National Indebtedness System, with the purpose of subjecting the negotiation of indebtedness operations and public debt management to the principles of efficiency, prudence, fiscal responsibility, transparency and credibility, payment capacity and regulatory nationalization and operational denationalization.

1.2	In addition, it governs the guaranties granted or contracted by the national government to meet any requirements deriving from private investment promotion and concession processes.

1.3	It also regulates aspects related to the representation, contribution, stock subscription, contributions and other payments made to the international financial organizations to which Peru belongs.

1.4	Likewise, it regulates matters related to debt undertaking by the national government.

Article 2: Scope of Application of the Law

2.1	This Law is applicable to the entities and organizations mentioned in Article 2 of Law No. 28112 - Framework Law of the Public Sector’s Financial Administration, which includes the entities and organizations representative of the Executive, Legislative and Judiciary branches of government, as well as the Attorney General’s Office, those comprising the National Elections System, the National Magistracy Council, the Ombudsman’s Office, the Constitutional Court, the Comptroller General’s Office, public universities, the respective denationalized entities, as well the Regional governments through their representative organizations, the Local governments, their public denationalized companies and organizations and also any public law artificial persons with own assets exercising regulatory duties, fund and tax supervisory and administrative institutions, and any other artificial person or juridical or trust relationship in which the State owns a majority of shares or capital stock, or which manage public funds or assets.

2.2	Excluded from the scope of these provisions is the National Reserve Bank of Peru, pursuant to Article 84 of the Political Constitution of Peru.

Article 3: Definitions

3.1	Public Indebtedness Operation. Financing subject to reimbursement agreed upon at terms in excess of one year, aimed at carrying out projects related to public investment, the provision of services, support to the balance of payments, and compliance with State’s temporary duty, in the following modalities:

a)	Loans;

b)	Issuing and placement of bonds, titles and obligations constituting loans;

c)	Acquisitions of goods and services on terms;

d)	Bonds, guaranties and sureties;

e)	Credit line assignments;

f)	Financial leasing;

g)	Securitization of assets or fund flows. Foreign indebtedness operations are those agreed upon with natural persons or artificial persons not domiciled in the country, and domestic indebtedness operations are those agreed upon with natural persons or artificial persons domiciled in the country.

3.2	Debt Management Operation. The purpose of such operation is to renegotiate public debt terms. This definition includes, among others, the following operations carried out individually or jointly:

a)	Refinancing;

b)	Restructuring;

c)	Prepayment;

d)	Conversion;

e)	Debt exchange

f)	Debt repurchasing;

g)	Risk hedging; and

h)	Others with similar effects.

CHAPTER II

GENERAL ASPECTS

Article 4: System Definition

The National Indebtedness System is the set of organizations and institutions, regulations and processes orientated to the achievement of the efficient negotiation of obligations in terms over one year, and at the prudent management of the non-financial public sector’s debt.

Article 5: Body Regulatory of the National Indebtedness System

The body regulatory of the National Indebtedness System is the National Directorate for Public Indebtedness of the Ministry for the Economy and Finance.

Article 6: Members of the National Indebtedness System

The National Indebtedness System is comprised of the National Directorate for Public Indebtedness and all Public Sector Executing Units participating in the public indebtedness processes and managing such fund.

Article 7: Powers of the National Directorate for Public Indebtedness

The following are the powers of the National Directorate for Public Indebtedness:

a)	Schedule, negotiate and seek the approval of national government’s public indebtedness operations and debt management.

b)	Schedule and authorize the disbursement of the national government’s public indebtedness operations.

c)	Law as State’s sole financial agent, exercising its representation in the national government’s public indebtedness operations and debt management, in all phases thereof.

d)	Issue State debt representative titles.

e)	Schedule and manage national government’s debt service.

f)	Law as trustee and/or trustor in trust assets deriving from public indebtedness operations and debt management.

g)	Issue regulations and norms concerning public indebtedness and public debt management.

h)	Record the obligations deriving from public indebtedness operations and prepare public debt statistics.

i)	Issue opinions on public indebtedness matters.

j)	Make the assistance, subscriptions and contributions corresponding to the participation of the Republic of Peru at international financial organizations.

k)	Issue and take guaranties to cover requirements deriving from the private investment promotion and concessions process, as well as record and deal with its execution.

l)	Any other powers assigned by this Law or by express legislation, as well as those assigned in its Organization and Functions Regulations.

Article 8: Responsibility of the Executing Units

Executing Units referred to in Article 6 of this Law are responsible for ensuring compliance with the norms and procedures issued by the National Directorate for Public Indebtedness.

Article 9: Public Indebtedness and Debt Management Processes and Regulations

Public Indebtedness comprises processes conducive to agreeing to new indebtedness operations, such as the scheduling and negotiation, as well processes like funds disbursement, debt payment and the recording of the said operations. Such processes and debt management operations are regulated in this Law, the annually approved Public Sector’s Indebtedness Laws and in the directives issued to that effect by the National Directorate for Public Indebtedness.

Article 10: Approval of Public Indebtedness Operations and Debt Management

10.1	Indebtedness operations and debt management operations are approved in accordance with the provisions of this Law, the annually approved Public Sector’s Indebtedness Laws and the directives issued by the National Directorate for Public Indebtedness, under sanction of nullity, without prejudice to the personal liability of those performing it.

10.2	Public indebtedness operations and debt management operations are exempted from regulations on State contracts and acquisitions.

Article 11: Public Sector Indebtedness Law for each Fiscal Year

The annually approved Public Sector Indebtedness Law basically sets forth the following:

a)	The maximum amount for indebtedness operations to be agreed by the national government during any one fiscal year, in accordance with the Annual Indebtedness and Debt Management Program.

b)	The general destination of such amount, pursuant to the provisions of number 20.4 of Article 20 hereof.

c)	Provisions relating to the management and approval of the indebtedness and debt management operations in the Non-Financial Public Sector.

d)	The maximum amount of the guaranties which the national government may grant or take from national or international financial institutions each fiscal year, to meet requirements deriving from the private investment promotion and concessions processes. The said amount shall not affect the maximum limit established for indebtedness operations referred to in subsection a) of this article.

Article 12: Nullity of negotiation of indebtedness operations and debt management contracts

12.1	The pursuit and negotiation of indebtedness operations or debt management operations by the national government are carried out through State’s financial agent. Any negotiation or procedure in breach of the aforesaid shall be voided outright.

12.2	In the case of indebtedness operations agreed upon by an entity other than the national government, which are not guaranteed, the negotiation and execution of the contrLaw shall be the exclusive responsibility of the contracting entity.

12.3	Any natural persons or artificial persons with conflicts of interest or with an interest opposite to the State may not participate in the pursuits or negotiations related to any public indebtedness process.

12.4	Public officers participating in procedures or negotiations related to the public indebtedness process shall be subject to the provisions of Law No. 27588 and amendments thereto.

TITLE II

NATIONAL GOVERNMENT INDEBTEDNESS AND ITS GUARANTIES

CHAPTER I

GENERAL PROVISIONS

Article 13: State Financial Agent

The Ministry for the Economy and Finance, through the National Directorate for Public Indebtedness, shall Law as State’s sole financial agent in the national government’s indebtedness and debt management operations. When applicable, the carrying out of specific financial procedures may be authorized to other public entities, or a State officer through the Ministry for the Economy and Finance ministerial resolution, being necessary, to that effect, the prior favorable opinion of the National Directorate for Public Indebtedness.

Article 14: Annual Indebtedness and Debt Management Program

The National Directorate for Public Indebtedness, as part of its powers, shall prepare the national government’s Annual Indebtedness and Debt Management Program, specifying its objectives, policies and targets, from a medium and long-term perspective, compatible with the fiscal goals of the corresponding budget period and the debt sustainability. The fundamental elements of this Program shall be those contained in the applicable Multi-annual Macroeconomic Framework.

Article 15: Expiry of Public Debt

15.1	Any obligations assumed by the national government, regional governments and local governments as from the effective date of this Law, by virtue of which and the annually approved Public Sector’s Indebtedness Laws regulated by Peruvian law, shall have a term of ten (10) years counted as from the date when the obligation is due, and the principal has not earned any interest, or performed any Law with respect to any entity responsible for its payment implying the exercise of its right.

15.2	In the event that such obligations have been meant for exchange or conversion, shall expire ten (10) years after the new securities could be removed instead of those presented for the exchange. The same term shall be applicable to the public debt capital to be reimbursed.

15.3	Interest deriving from the said obligations expires five (5) years after maturity.

15.4	The provisions of the Civil Code are supplementary applicable to expiry related matters.

Article 16: Subscription and holding of contracts and agreements

16.1	Contracts and agreements associated with the national government’s indebtedness and debt management operations are subscribed by the Minister for the Economy and Finance or by the National Directorate for Public Indebtedness officer designated by the Minister.

16.2	The filing, classification and possession or holding of the original contracts or agreements relating to the national government’s indebtedness and debt management operations, shall be the responsibility of the National Directorate for Public Indebtedness.

16.3	The official certification of the national government’s indebtedness and debt management operations shall be the responsibility of the National Directorate for Public Indebtedness.

CHAPTER II

THE SCHEDULING PROCESS

Article 17: Maximum amount for indebtedness operations negotiations

17.1	The National Directorate for Public Indebtedness shall propose the maximum amount of negotiations to be considered in the draft Public Sector Indebtedness Law for each fiscal year, constituting the ceiling for the indebtedness operations for a given fiscal year.

17.2	The execution of such maximum amount shall be subject to the compliance with the requirements and procedures set forth hereof for the annually approved Public Sector’s Indebtedness Laws and other norms and regulations resulting applicable.

17.3	To determine the maximum amount of indebtedness operations in each fiscal year, consideration must be given to the objectives, policies and targets of the Annual Indebtedness and Debt Management Program, as well as the fiscal goals set forth in the applicable Multi-annual Macroeconomic Framework.

17.4	The maximum amount of the indebtedness operations shall not include any debt management operations.

Article 18: Annual Negotiations of Indebtedness Operations Program

18.1	Based on the maximum amount of negotiations for indebtedness operations approved in the annually approved Public Sector Indebtedness Law, the National Directorate for Public Indebtedness shall prepare the Annual Program of External and Internal Negotiations.

18.2	The Annual Negotiations Program shall contain the list of the external and internal indebtedness operations to be executed by the national government in each fiscal year and must be published on the Ministry for the Economy and Finance’s web site.

18.3	The Annual Negotiations Program shall be prepared making sure that the investment projects are prioritized by the sectors to which they belong.

18.4	The National Directorate for Public Indebtedness may decide, provided it is not in contravention with indebtedness objectives, goals and policies and is of national interest, to perform changes to the Annual Negotiations Program based on one or more of the following conditions:

a)	The priorities established by the principal of the corresponding sector.

b)	The financing program established with multilateral organizations and other sources.

c)	An evaluation made by the National Directorate for Public Indebtedness with respect to the progress on the procedures of each of the operations included in the said program.

d)	Other reasons associated to economic policies established by the national government concerning public indebtedness.

CHAPTER III

THE NEGOTIATION PROCESS

Article 19: Negotiation of Indebtedness Operations

19.1	The Ministry for the Economy and Finance through the National Directorate for Public Indebtedness shall be the entity exclusively authorized to evaluate, pursue and carry out the negotiation of the national government’s indebtedness operations, unless there is prior authorization set forth in Article 13 of this Law.

19.2	The procedures by the National Directorate for Public Indebtedness for the negotiation of the national government’s foreign indebtedness operations, with the exception of loans, may only be started after the approval of the Council of Ministers. In the case of loans, the procedures may only be started on the initiative of the Ministry for the Economy and Finance.

Article 20: General provisions on indebtedness operations

20.1	Requirements for approval of the national government’s indebtedness operations:

a)	Application by the principal of the sector to which the Executing Unit belongs, together with a favorable technical-economic report. The presidents of the regional governments must submit their application accompanied by the minutes evidencing the approval of the Regional Council; in turn, local government mayors must submit their application accompanied by the minutes evidencing the approval of the Municipal Council. In both cases, a favorable opinion of the sector related to the project shall be attached thereto, if required, as well as the favorable technical-economic report including an analysis of the entity payment capacity to satisfy the subject matter debt.

b)	Declaration of viability within the framework of the National Public Investment System, for the case of investment projects or programs.

d)	Draft of the appropriate contracts.

20.2	Indebtedness operations not meant for public investment projects, or to balance of payments support, in addition to what is prescribed in Items a) and c) of the preceding point, must meet the following requirements:

a)	Study quantifying the social benefits deriving from the use of the funds, which must be in excess of the cost associated with the said operation.

b)	Favorable report by the Ministry for the Economy and Finance’s National Directorate for Public Indebtedness.

c)	Favorable report by the General Directorate for Public Sector Multi-annual Scheduling of the Ministry for the Economy and Finance, concerning the study referred to in Item a) of this point.

20.3	To pursue the granting of guaranties for public sector operations, the following conditions must be met:

a)	Payment capacity to serve the subject matter debt.

b)	Funds must be exclusively aimed at the execution of investment projects, except in the case of public financial companies.

c)	Investment projects should include a declaration of viability within the framework of the National Public Investment System.

20.4	The general destination of the indebtedness operations will be predominantly for:

a)	Economic and social sectors.

b)	National Defense and Internal Order.

c)	Balance of payments support.

20.5	Whenever financial conditions are favorable, the Ministry for the Economy and Finance may enter into indebtedness operations in amounts above the maximum amount authorized by the annually approved Public Sector Indebtedness Law, with the purpose of prefinancing the financial requirements of the following fiscal period included in the applicable Multi-annual Macroeconomic Framework. Such operations must be reported to Congress of the Republic within forty-five (45) business days following the celebration thereof.

Article	21: Approval and modification of indebtedness operations

21.1	The national government’s indebtedness operations, as well as any modifications which have not been included in the respective agreement, shall be approved by supreme decree, with the favorable vote of the Council of Ministers, countersigned by the Minister for the Economy and Finance and by the Minister of the corresponding sector.

21.2	Modifications referring to administrative and non-financial aspects deriving from approved indebtedness operations shall not require legal authorization. The respective amendments shall be signed by the National Directorate for Public Indebtedness’s Director General.

Article 22: National Government guaranties and counter-guaranties

22.1	The granting of guaranties by the national government shall be performed making sure the entity o Executing Unit benefiting from such guaranty, may issue or grant the necessary counter-guaranties, which must be permanently updated with regard to value, subject to the application of Law No. 27949 or other relevant legislation.

22.2	The characteristics and amounts of such counter-guaranties shall be established by the National Directorate for Public Indebtedness, based on the main obligation’s conditions. The granting of counter-guaranties shall be formalized by the signing of the respective agreements by the National Directorate for Public Indebtedness and the beneficiary entity or Executing Unit.

22.3	No national government guaranty will be issued for private sector operations, except for those relative to the promotion of private investment processes and concession processes regulated by Chapter III of Title VII of this Law.

Article 23: Domestic and Foreign Market Loans

External and internal loans approved pursuant to the provisions of this Law, may be placed in one or several tranches during the corresponding fiscal period. The National Directorate for Public Indebtedness is entitled to authorize such placements, through directorial resolutions.

Article 24: Credit Line Approval and Allocation

24.1	Any agreements related to credit lines should specify, among other matters, the objectives, total amount and financial terms.

24.2	Any credit line agreements agreed or guaranteed by the national government shall be approved by supreme decree, with the favorable vote of the Council of Ministers, countersigned by the Minister for the Economy and Finance.

24.3	Credit lines shall be allocated after compliance with the requirements and conditions set forth hereof and the annually approved Public Sector’s Indebtedness Law and shall be approved by supreme decree, with the favorable vote of the Council of Ministers.

24.4	The utilization of a Credit Line fully or partially conditioning the acquisition of goods and services to the country or countries granting such Credit Line, shall be conditioned to prior public international processes to select suppliers with financing, to verify the convenience of such utilization and to secure the most competitive terms for the Peruvian State.

Article 25: Selection Processes leading to Public Indebtedness

Any public sector entities requiring to organize selection processes for the execution of a project or to an acquisition leading to an indebtedness operation of the national government, must previously have a ministerial resolution issued by the Ministry for the Economy and Finance approving the financial terms to be considered in such a selection process, to be issued prior compliance with the requirements and procedures set forth in Article 20 of this Law and in the annually approved Public Sector’s Indebtedness Law, as may be applicable.

Article 26: Funds Transfer Agreements

In the case of indebtedness operations entered into by the national government which execution is the responsibility of a public entity not belonging to the national government, the Ministry for the Economy and Finance, through the National Directorate for Public Indebtedness, and such public entity, shall sign a Funds Transfer Agreement setting forth the terms and conditions relative to their utilization and, when applicable, those referring to servicing the debt.

Article 27: Fee

27.1	The Ministry for the Economy and Finance is authorized to charge an annual fee in the case of entities handling with their own funds, the service of the debt generated by the indebtedness operations subject matter of a Funds Transfer Agreement or a Contra-Guaranty Agreement, as the case may be. Such fee shall be calculated on the indebtedness operation’s balance owed.

27.2	The annually approved Public Sector’s Indebtedness Law sets the percentage to be charge.

CHAPTER IV

THE DISBURSEMENT PROCESS

Article 28: Annual Disbursements Program

28.1	The National Directorate for Public Indebtedness shall prepare the national government’s Annual Disbursements Program in accordance with the goals established in the Annual Indebtedness and Debt Management Program, and in the applicable Multi-annual Macroeconomic Framework.

28.2	The Annual Disbursements Program shall contain the maximum disbursement amounts for each indebtedness operation to be authorized during the respective fiscal year. Its structure may be changed during the same fiscal year by the National Directorate for Public Indebtedness.

Article 29: Disbursement Authorization

The National Directorate for Public Indebtedness shall be responsible for authorizing the disbursements of the national government’s indebtedness operations.

Article 30: Receipt and utilization of disbursement

30.1	Cash disbursements from the national government’s indebtedness operations must be deposited and managed in the bank accounts corresponding to each entity or Executing Unit in Banco de la Nación; except that whenever the debt service is not covered with regular funds, the entities may choose a different financial institution. To that effect, the National Directorate for Public Indebtedness shall issue the necessary directives.

30.2	Disbursements from the national government’s freely available indebtedness operations must be deposited in the account o accounts opened by the National Public Treasury Bureau to that effect.

30.3	Any disbursements obtained under any other method will follow the procedures established in the indebtedness agreements.

30.4	The principal of the entity o Executing Unit shall be responsible for the utilization of the funds from the national government’s indebtedness operations in accordance with the respective agreements.

Article	31: Accreditation of receipt of disbursements

31.1	The entity or Executing Unit officially shall report receipt of the disbursements from the national government’s indebtedness operations to the National Directorate for Public Indebtedness.

31.2	The National Directorate for Public Indebtedness shall establish through directives, the procedure and means through which, the entities or Executing Units shall forward disbursement-related information.

Article 32: Terms for the forwarding of disbursement-related information

32.1	Any entities or Executing Units must report to the National Directorate for Public Indebtedness, the execution of disbursements of the national government’s indebtedness operations under the terms established by the said National Bureau by directive.

32.2	Compliance with the prescribed term shall be the exclusive responsibility of the principal of the respective entity or Executing Unit.

Article 33: Reconciliation of disbursements

Any entities or Executing Units shall be obliged, under liability, to reconcile with the National Directorate for Public Indebtedness, as of June 30 and December 31 of each fiscal year, the total amount of the disbursements originating from national government’s indebtedness operations which execution is their responsibility.

CHAPTER V

THE PAYMENT PROCESS

Article 34: Covering the service of indebtedness operations

34.1	Payment of the service corresponding to the national government’s indebtedness operations shall be made by the National Directorate for

Public Indebtedness charged against the funds, which to that effect have been allocated in the institutional budget of the Ministry for the Economy and Finance in each fiscal period.

34.2	The budget allocation of the service of the national government’s debt must be submitted at the economic sectors level.

34.3	Any entities or Executing Units with financing which is not comprised of regular funds, must transfer to the National Directorate for Public Indebtedness the financial resources needed to cover the service of the national government’s indebtedness operations’ debt, in accordance with terms of the respective contracts and/or the Fund Transfer Agreements, as the case may be.

34.4	Entities not forming part of the national government and which enter into indebtedness operations with national government guaranties shall be obliged to make a payment to serve such operations directly, under liability of their board of directors or equivalent body, Regional Council or Municipal Council, as the case may be, in accordance with terms of the respective contracts and under the regulations in force.

Article 35: Information on public companies and legal relationships or trusts

35.1	Any entities and organizations of the public sector, except for those listed in the following point, shall be obliged to report to the National Directorate for Public Indebtedness on the coverage of the service of the debt deriving from the indebtedness operations guaranteed by the national government, through registration in the Public Sector Integrated Financial Management System (SIAF-SP).

35.2	Public companies and legal relationships or trusts having operations negotiated with national government guarantees shall be obliged to inform the National Directorate for Public Indebtedness on any payments made with regard to the coverage of debt service, in accordance with the directives issued by the said National Bureau.

TITLE III

DEBT MANAGEMENT OPERATIONS

SINGLE CHAPTER

DEBT MANAGEMENT

Article 36: Authorization to carry out debt management operations

36.1	The Ministry for the Economy and Finance through the National Directorate for Public Indebtedness shall be authorized to carry out debt management operations aimed at lowering refinancing and/or market risks. Such operations are not subject to the limits set forth for the indebtedness operations determined by the Public Sector Indebtedness Law for each fiscal year, or have any budget-related implications in the fiscal year when they are agreed upon.

36.2	The Ministry for the Economy and Finance shall inform the Congress of the Republic on the operations referred to in the previous point, within forty-five (45) business days following the completion of the operation.

Article 37: Approval of debt management operations

37.1	National government debt management operations shall be approved by supreme decree, with the favorable vote of the Council of Ministers, countersigned by the Minister for the Economy and Finance, unless the mechanisms used are those previously agreed in the respective contracts, in which case there is no need for the aforementioned supreme decree.

37.2	Framework debt management operation agreements shall be approved by supreme decree countersigned by the Minister for the Economy and Finance.

37.3	The authorization required for the implementation of the framework agreements mentioned in the preceding point, as well as specific risk coverage operations shall be approved by ministerial resolution of the Ministry for the Economy and Finance.

Article 38: Debt Conversion Operations

Debt conversion operations of the national government shall be formalized by subscription of bilateral agreements between the Republic of Peru and the creditor. In addition, in the framework of such operations, counter value funds could be constituted to finance high priority projects and/or programs.

TITLE IV

INDEBTEDNESS OPERATIONS

NOT GUARANTEED BY THE NATIONAL GOVERNMENT

SINGLE CHAPTER

INDEBTEDNESS NOT GUARANTEED BY THE NATIONAL GOVERNMENT

Article 39: General Provisions

The public entities and organizations referred to in Article 2 of this Law, including trusts, except for the regional governments and local governments,

entering into indebtedness operations not guaranteed by the national government, must abide by the provisions of this Title and other provisions of the present Law, and the Annually approved Public Sector’s Indebtedness Laws with specific mention to indebtedness without the backing of the national government.

Article 40: Negotiation Process

40.1	Public non-financial entities and organizations, including trusts, may negotiate indebtedness operations not guaranteed by the national government, including their securitization, after authorization by ministerial resolution of the Ministry for the Economy and Finance.

40.2	Such entities, organizations and trusts shall be obliged to forward to the National Directorate for Public Indebtedness, for the purposes of statistical recording, information relating to the negotiations, in accordance with any directives issued by the said National Bureau.

Article 41: Selection Processes

Public non-financial entities and organizations, including trusts, requiring to carry out selection processes for the execution of a project to be financed through an indebtedness operation without the backing of the national government, shall establish, under their own liability, the financial terms to be considered in the bases of such selection processes, with the formalization of the indebtedness operation being subject to the authorization prescribed in Article 40 of this Law.

Article 42: Disbursement Process

Public entities and organizations, including trusts, must report to the National Directorate for Public Indebtedness, for the purposes of statistical recording, any disbursements from indebtedness operations entered into without the backing of the national government, in accordance with any directives issued by the said National Bureau.

Article 43: Payment Process

43.1	The coverage of the debt service of indebtedness operations not guaranteed by the national government shall be made directly by the contracting entity, based on the commitments assumed in the respective contracts or agreements.

43.2	Such public sector entities and organizations, including trusts, shall be obliged to forward to the National Directorate for Public Indebtedness, for the purposes of statistical recording, information on the debt service covered, in accordance with any directives issued by the said National Bureau.

TITLE V

REGISTRATION PROCESS

SINGLE CHAPTER

REGISTRATION

Article 44: Scope

44.1	The registration of information related to the public indebtedness and debt management operations shall be unique and mandatory by all the public entities and organizations referred to in Article 2 of this Law, and the Public Sector Integrated Financial Management System (SIAF-SP).

44,2	State companies and legal relationships or trusts are exempted from registration with the Public Sector Integrated Financial Management System (SIAF-SP).

Article 45: Registration through the SIAF-SP System

45.1	The registration process shall include the input of information into the Public Sector Integrated Financial Management System (SIAF-SP) by all public entities and organizations, in accordance with any directives issued by the National Directorate for Public Indebtedness.

45.2	For the purposes associated with the National Indebtedness System, the Public Sector Integrated Financial Management System (SIAF-SP) must be fed information referring to the negotiations, the disbursement, the covered debt service of indebtedness operations and debt management operations.

45.3	The National Directorate for Public Indebtedness shall issue the directives required for the registration of the information related to public indebtedness and debt management operations.

TITLE VI

HIRING OF SPECIALIZED SERVICES

SINGLE CHAPTER

SPECIALIZED SERVICES

Article 46: Hiring of Specialized Services

46.1	The hiring of specialized services such as legal counsel and financial advisors, directly or indirectly linked with the purpose of this Law, shall be conducted by the Ministry for the Economy and Finance in accordance with procedures established by supreme decree with the favorable vote of the Council of Ministers. Only in case of a loophole or deficiency in the said procedures, the provisions set forth in the norms governing government contracting and acquisitions will be supplementarily applied.

46.2	Once the hiring referred to in the preceding point have been completed, the Ministry for the Economy and Finance shall send the relevant information to Congress and to the Comptroller General’s Office, within forty-five (45) business days following the date of the corresponding hiring, under liability of the person in charge.

TITLE VII

SPECIAL REGIMENS

CHAPTER I

REGIONAL AND LOCAL GOVERNMENTS

Article 47: Foreign Indebtedness Operations

47.1	Any foreign indebtedness operations entered into by the regional governments or the local governments, may only be finalized through a guaranty of the national government, therefore, such operations shall be governed by the provisions of this Law, as well as by the provisions of the annually approved Public Sector’s Indebtedness Laws, Law No. 27783 – Law of Bases for Decentralization, Law No. 27867 – Organic Law of the Regional Governments and Law No. 27972—Organic Law of Municipalities and the amendments thereto, as the case may be.

47.2	To issue a guaranty in these cases, the national government shall verify, through the General Economic and Social Affairs Bureau of the Ministry for the Economy and Finance, compliance with the provisions of Law No. 27245, Fiscal Responsibility and Transparency Law,

amended by Law No. 27958, its extensions and amendments, of Fiscal Decentralization Law, Legislative Decree No. 955, as well as by the applicable Multi-annual Macroeconomic Framework.

Article 48: Domestic Indebtedness Operations

48.1	Any domestic indebtedness operations of the regional governments or of the local governments, without the backing of the national government, shall be governed by the provisions of the specific related regulations.

48.2	Any indebtedness operations agreed upon by such governments with the backing of the national government shall be governed by the provisions hereof.

48.3	Any agreements whereby the regional governments or the local governments convene to have indebtedness operations not backed by the national government shall make express mention thereof.

48.4	Any domestic indebtedness operations of the regional governments or the local governments, directly or indirectly conducted by way of loans and/or securitization, must abide by the guidelines issued to that effect by the National Directorate for Public Indebtedness.

Article 49: Requirements for the negotiation of indebtedness operations not guaranteed by the national government

The pursuit of indebtedness operations not guaranteed by the national government, by the regional governments or local governments, must meet the limits set forth in Law No. 27245, Fiscal Responsibility and Transparency Law, amended by Law No. 27958, its extensions and amendments, as well as in the Fiscal Denationalization Law, Legislative Decree No. 955, its extensions or amendments.

Article 50: Credit Rating

Any regional governments or local governments pursuing indebtedness operations, whether direct or guaranteed, in an amount to be established in the annually approved Public Sector’s Indebtedness Law, must have a favorable credit rating issued by a risk rating company.

Article 51: Destination of foreign indebtedness

Any funds obtained by the regional governments or by the local governments through foreign indebtedness operations shall be destined solely and exclusively to the financing of public investment projects.

Article 52: Registration of indebtedness and debt management operations

The regional governments or locales shall register the negotiations, disbursements, service covered with regard to principal and interest of any indebtedness operations, and debt management operations entered into with or without guarantee of the national government, in the debt module of the Public Sector Integrated Financial Management System (SIAF-SP).

CHAPTER II

STATE FINANCE COMPANIES

Article 53: Indebtedness operations not guaranteed by the national government

Any indebtedness operations agreed upon by State finance companies without the guarantee of the national government shall be exempted from the provisions of this Law, except for the mandatory forwarding of information on the negotiation, the disbursements and covered debt service, to the National Directorate for Public Indebtedness, in accordance with any directives issued thereby.

CHAPTER III

PROCESSES FOR THE PROMOTION OF

PRIVATE INVESTMENT AND CONCESSIONS

Article 54: Liabilities generated in the Process for the promotion of private investment and concessions

54.1	The Ministry for the Economy and Finance through the National Directorate for Public Indebtedness shall be authorized to grant guaranties or to contract guaranties with domestic or international financial institutions in order to meet requirements deriving from processes of private investment promotion and concessions processes.

54.2	The granting of guaranties may be performed in order to back the concessionaire’s obligations deriving from commercial bank loans or bonds issued to finance the implementation of the projects stipulated in the respective concession agreement. Contracting such guaranties may only involve multilateral credit organizations.

54.3	Guaranty lines configuring framework agreements for the application of individual guaranties, shall be approved by supreme decree countersigned by the Minister for the Economy and Finance.

54.4	The granting or contracting of the said guaranties shall only be made on the request of the Agency for the Promotion of Private Investment - PROINVERSION.

54.5	These operations shall be subject to the limits authorized to that effect by the annually approved Public Sector’s Indebtedness Laws and shall be approved by supreme decree countersigned by the Minister for the Economy and Finance.

54.6	The contracting of the said guaranties shall be made by the Ministry for the Economy and Finance through the National Directorate for Public Indebtedness, in accordance with procedures set forth by supreme decree with the favorable vote of the Council of Ministers. Only in case of a loophole or deficiency in the said procedures, the provisions set forth in the regulations on State contracts and acquisitions shall be supplementarily applied.

54.7	In addition, the bases for the auction of a project or program to be subject matter of concession which should have the said guaranties, prior to approval, shall require the favorable opinion of the National Directorate for Public Indebtedness on the structure of financing.

Article 55: Rule of prudence and registration of liabilities

55.1	The total amount of the financial, firm and contingent commitments for which the national government is responsible, deriving from private investment promotion and concessions processes calculated at their current value, in no case may exceed one percent (1%) of the Gross Domestic Product.

55.2	The annually approved Public Sector’s Indebtedness Laws shall establish the rate to be used in the calculation of the current value referred to in the point above.

55.3	The National Directorate for Public Indebtedness makes registrations for statistical purposes, programs and covers financial, firm and contingent commitments of the national government deriving from the agreements signed within the framework of the private investment promotion and concessions processes

CHAPTER IV

DEBT ASSUMPTION

Article 56: Debt Assumption

56.1	Assumptions by the national government of any debt of the public sector’s entities shall be approved by supreme decree with the favorable vote of the Council of Ministers, countersigned by the Minister for the Economy and Finance and by the Minister of the corresponding sector.

56.2	In the case of State companies debt assumptions subject to the private investment promotion process referred to in Legislative Decree No. 674, its amendments and other regulatory norms, shall be approved by supreme decree, on the proposal by the Agency for the Promotion of Private Investment – PROINVERSION, with the favorable opinion of the National Directorate for Public Indebtedness.

56.3	The National Directorate for Public Indebtedness shall issue the necessary debt assumption directives.

56.4	The assumption of debts of the private sector by the national government shall be prohibited.

CHAPTER V

INTERNATIONAL FINANCIAL ORGANIZATIONS

Article 57: Representation to the IBRD and BID

The Minister for the Economy and Finance is the Chief Governor of the Republic of Peru to the International Bank for Reconstruction and Development - IBRD and to the Inter-American Development Bank – IDB, while the Vice Minister of Finance is the Alternate Governor.

Article 58: Subscription of shares, contributions and payments

The Ministry for the Economy and Finance through the National Directorate for Public Indebtedness shall effect the procedures related to the participation of the Republic of Peru in multilateral credit organizations. In addition, it shall make any payments corresponding to share subscription, contributions and fees paid to such organizations.

SUPPLEMENTARY AND TEMPORARY PROVISIONS

ONE: To include in the following text in Article 16 of the Consolidated Text of Law No. 27806, amended by Law No. 27927, Law of Transparency and Access to Public Information, approved by Supreme Decree No. 043-2003-PCM dated April 24, 2003, the extensions and amendments thereto, and any substituting norms:

“d.	Any financial advice or legal counsel agreements to carry out public indebtedness operations or debt management operations of the national government; which when revealed, may prejudice or alter the financial markets, shall not be made public until at least the operations have been completed”.

TWO: The National Directorate for Public Indebtedness shall issue the norms required for the adequate implementation of the provisions of this Law, by directorial resolutions.

THREE: This Law shall enter into effect as from the day following its publication, except for points 46.1 and 54.6, which shall have effect as from the day of the publication of its regulations, must be enacted by December 31, 2005, during which time, the provisions of Law No. 28423, Public Sector Indebtedness Law for Fiscal Year 2005, shall be applicable to this matter.

In addition, the provisions of Articles 45 and 52 of this Law shall be gradually applicable.

FOUR: The coming into effect of this Law shall not affect any public indebtedness processes which may have been previously initiated.

FIVE: While the Public Sector Integrated Financial Management System (SIAF-SP)’s debt module prescribed in Article 52 of this Law be not ready, the information required thereby must be quarterly reported to the Public Indebtedness National Bureau by the regional governments or the local governments.

SIX:- During the 2005 fiscal year, the limit on guaranties which the national government may grant or contract to meet requirements deriving from the investment promotion and concessions processes referred to in point 54.5 of Article 54 of the present Law, shall be FOUR HUNDRED MILLION AMERICAN DOLLARS ONLY (US$ 400 000 000,00).

In addition, for the 2005 fiscal period, the rate to be used in the calculation of the current value referred to in Article 55.1 of Article 55 of this Law, will be 5.10%.

FINAL PROVISION

SINGLE PROVISION: As of May 30 of each fiscal period, the Minister for the Economy and Finance shall report and submit to the Full Session of Congress on the status of the public debt and the indebtedness policy, including the level, type of operations, the debt service covered, balance owed, projected amount of payment of the debt service and its amendments by the indebtedness operations and debt management operations carried out, as well as the debt’s macroeconomic ratios with respect to the Gross Domestic Product, exports and the relevant recommendations.

DEROGATING PROVISION

SINGLE PROVISION:- Legislative Decree No. 05, Supreme Decrees No. 205-91-EF, 043-99-EF, 082-99-EF, 140-99-EF, 035-2000-EF, and 045-2000-EF; Ministerial Resolutions 112-99-EF/75 and 310-2004-EF/75; Directorial Resolution No. 22-99-EF/ 77.15 and the Third Temporary Provision of Law No. 27958 are hereby derogated.

In addition, any norms or legal provisions opposing or limiting the application of this Law are hereby derogated.

Notify the President of the Republic for its promulgation.

In Lima on the twenty-third day of the month of June, year two thousand and five.

ANTERO FLORES-ARAOZ E.

President of the Congress of the Republic

NATALE AMPRIMO PLÁ

First Vice President of the Congress of the Republic

THE CONSTITUTIONAL PRESIDENT OF THE REPUBLIC

NOW THEREFORE:

I order its publication and execution.

Given in the Government House in Lima on the thirtieth day of the month of June, year two thousand and five.

ALEJANDRO TOLEDO

Constitutional President of the Republic

CARLOS FERRERO

President of the Council of Ministers

11823

CERTIFIED TRANSLATION

41260-7760/06

Lima, Thursday, December 22, 2005

GOVERNMENT LEGISLATION

OFFICIAL GAZETTE EL PERUANO

THE CONGRESS OF THE REPUBLIC

LAW No. 28654

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

The Congress of the Republic

has passed the following Law:

THE CONGRESS OF THE REPUBLIC;

Has passed the following Law:

PUBLIC SECTOR INDEBTEDNESS LAW

FOR 2006 FISCAL YEAR

TITLE I

PURPOSE OF THE LAW

Article  1: General Law

For the purposes of this Law, references made to the General Law shall imply Law No. 28563, the General Law for the National System of Indebtedness and amendments thereto.

Article  2: Purpose of the Law

2.1 This Law shall determine:

a)      The maximum amounts for foreign and domestic indebtedness operations which the National Government

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may agree for the Public Sector during the fiscal year 2006, as well as the general destination of the said amounts; and,

b)      The maximum amount of guarantees which the National Government may grant or contract during the said year to meet any requirements deriving from the promotion processes for the private investment and concessions.

2.2    In addition, this law shall regulate other aspects included in the General Law and, on a supplementary manner, several subjects linked thereto.

TITLE II

GENERAL PROVISIONS

Article 3: Commission

The annual commission, the charge of which is authorized to the Ministry for the Economy and Finance in article 27 of the General Law, shall be equal to 0.1% on the balance owed from the corresponding operation.

Article 4: Prior Report by the General Comptroller’s Office

The prior report of the General Comptroller’s Office of the Republic referred to in subsection I) of Article 22 of Law No. 27785 – the Organic Law for the National Control System and General Accounts of the Republic, should be issued within five (5) business days following the receipt of the file by such control body, under the responsibility of the officer in charge.

Article 5: Signing of Contracts and Agreements

In addition to the provisions set forth in paragraph 16.1 of article 16 of the General Law, any contracts and agreements regarding indebtedness operations and debt administration by the National Government may be signed by the officer of the Republic Diplomatic Service appointed for such purpose, at the request of the Minister for the Economy and Finance.

Article 6: Constitution of Trusts in Resources Transfers Contracts

Any National Government indebtedness operations involving the signing of a resources transfer contract with reimbursement obligation should include the constitution of a trust as a mechanism of returning of the funds subject matter of the transfer.

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TITLE III

MAXIMUM AMOUNTS AUTHORIZED FOR

FOREIGN AND DOMESTIC INDEBTEDNESS OPERATIONS

Article 7: Maximum Indebtedness Amount

7.1    The National Government is hereby authorized to agree foreign Indebtedness operations for up to an amount equivalent to US$908,000,000.00 (NINE HUNDRED AND EIGHT MILLION AMERICAN DOLLARS ONLY) for:

a)      Economic and social sectors up to                US$ 628,000,000.00

b)      National defense and internal order up to     US$   30,000,000.00

c)      Support to balance of payments up to           US$ 250,000,000.00

7.2    The National Government is hereby authorized to agree domestic indebtedness operations for up to an amount not exceeding S/.2,456,000,000.00 (TWO THOUSAND FOUR HUNDRED AND FIFTY-SIX MILLION NEW SOLS) which includes the issue of bonds for up to S/.2,356,000,000.00 (TWO THOUSAND THREE HUNDRED AND FIFTY-SIX MILLION NEW SOLS).

7.3    The Ministry for the Economy and Finance may rearrange the limits established for indebtedness operations set forth in subsection c) of number 7.1 and number 7.2 of this article.

7.4    The National Government may guarantee any foreign indebtedness operations from the regional governments and local governments which, as a whole, should not exceed the sum of US$200,000,000.00 (TWO HUNDRED MILLION AMERICAN DOLLARS ONLY) of the amount approved under subsection a) of number 7.1 of this article.

TITLE IV

REGIONAL GOVERNMENTS AND LOCAL GOVERNMENTS

INDEBTEDNESS

Article 8: Credit Qualification

A favorable credit qualification referred to in article 50 of the General Law shall be necessary when the amount of indebtedness, individual or accumulated, from the respective regional government or local government, during the 2005 fiscal year, exceeds the sum of US$5,000,000.00 (FIVE MILLION AMERICAN DOLLARS ONLY).

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Article 9: Resources for the Constitution of Trusts

9.1    In addition to the provisions set forth by the legislation regarding mining royalties

FOCAM, FONCOR, Canon and over-canon, and the Fourth Final Provision of the Public Sector Budget Law for 2006 fiscal year, the regional governments and local governments are hereby authorized to use such resources, as the case may be, for the constitution of trusts to satisfy:

 i)     The service of the debt deriving from the indebtedness operations agreed by the said governments with the guarantee of the National Government; or which the National Government has agreed and transferred by Resources Transfer Contract for the financing of public investment projects; or,

ii)     The payment of financial commitments, firm and contingent, agreed by the regional governments and local governments within the framework of promotion processes for the private investment and concessions having the guarantee of the National Government.

9.2    The constitution of the said trusts should have a prior favorable opinion of the National

Directorate for Public Indebtedness of the Ministry for the Economy and Finance.

TITLE V

NATIONAL GOVERNMENT GUARANTEES WITHIN THE

FRAMEWORK OF PROMOTION PROCESSES FOR

PRIVATE INVESTMENT AND CONCESSIONS

Article 10: Maximum Amount

The National Government is hereby authorized to grant or contract guarantees to support obligations deriving from the promotion processes for the private investment and concessions for up to an amount not exceeding US$850,000,000.00 (EIGHT HUNDRED AND FIFTY MILLION AMERICAN DOLLARS ONLY).

Article 11: Contracting and Granting of Guarantees by the National Government

It is stated that the provisions set forth in number 54.2 of article 54 of the General Law for the granting of the guarantee by the National Government to concessionaire obligations from commercial banking loans

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or bonds issued to finance the implementation of projects within the framework of promotion processes for private investment and concessions, shall include and also be applicable to the contracting of the said guarantees.

SUPPLEMENTARY PROVISIONS

TEMPORARY PROVISIONS

ONE: The Ministry for the Economy and Finance, through the National Directorate for Public Indebtedness, is hereby authorized to execute with private sector companies the rescheduling of debt agreements from the guarantee of the Republic or a state company, included in the agreements made by the Peruvian Government with foreign creditors and which have not been deposited pursuant to Supreme Decree No. 175-83- EFC, published on May 15, 1983, and Supreme Decree No. 260-86-EF, published on August 8, 1986.

The said rescheduling agreements shall be approved by supreme decree countersigned by the Minister for the Economy and Finance.

TWO: As from the effective date of this Law, the Ministry for the Economy and Finance shall be joint and severally responsible for the balance of the tax debt assumed by supreme decree, which has not been paid to that date, including the respective interest.

In addition, the Ministry for the Economy and Finance shall be joint and severally responsible for the tax debts assumed as from the effective date of this Law. Such responsibility will be in place as from the date when the debts are assumed, as long as they are in effect, up to the corresponding amount, in accordance with the respective supreme decree. Under the above assumptions, payment shall be carried out pursuant to the budget allocations made for each fiscal year, notwithstanding the application of Article 33 of the Tax Code.

THREE: The resolution by the Private Investment Promotion Agency (PROINVERSION) which orders the application of the consolidation as a means of extinguishing the tax debts of companies included or transferred in the privatization processes, adopted under the Ninth Final Provision of Legislative Decree No. 674 and modifying regulations extinguish the tax debt established in such agreement without the requirements and conditions set forth in Article 42 of the Tax Code being exacted.

For the effects of the provisions set forth in the previous paragraph, extinguishment occurs on the date of the reconciliation of the tax debts

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effected by the Ministry for the Economy and Finance and the appropriate tax authorities, including interests, charges and fines relating thereto, generated between the date of the agreement and that of the reconciliation.

The extinguishment of the tax debts determined after the purchase and sale contracts from the privatization processes referred to by Legislative Decree No. 674 and modifying regulations shall be produced, provided that in such contracts it has been agreed that the State will assume the results of contingencies for debts to the tax authorities, assessed or to be assessed, corresponding to tax obligations generated up to the closure date of the respective private investment promotion processes. For such effect, closure date shall be considered that indicated by the Private Investment Promotion Agency (PROINVERSION).

The extinguishment shall include costs and expenses in which the tax authorities have incurred with respect to the compulsory collection procedures linked with the tax debts set forth in the resolutions adopted by the Private Investment Promotion Agency (PROINVERSION), pursuant to the Ninth Final Provision of Legislative Decree No. 674, including the resolutions referred to in the first paragraph herein, as well as the costs and expenses incurred in the compulsory collection procedures for the debt referred to in the previous paragraph.

FOUR: The tax debt of INDUMIL S.A. assumed by the Ministry for the Economy and Finance S.A. pursuant to the Urgency Decree No. 021-97 shall be extinguished. It is stated that the extinguishment of the said tax debt shall be effective as from the coming into force hereof, including interests, charges and fines, as well as costs and expenses deriving from the compulsory collection procedures linked to the debt subject matter of the extinguishment.

FIVE: During the effect period of this Law, the use of resources originating in the process regulated by Legislative Decree No. 674 and its amendments corresponding to the Public Treasury pursuant to Law No. 27783, Law of Decentralization Bases shall be extended, so that they may also be used by the Ministry for the Economy and Finance for the payment of foreign public debt obligations.

SIX: Pursuant to the provisions set forth in Article 33 of Supreme Decree No. 070-92-PCM, published on July 17, 1992, amended by Article 1 of Supreme Decree No. 033-93-PCM, published on May 15, 1993, any expenses attributable, directly or indirectly to the private investment promotion process, shall include obligations assumed by the State in order to rehabilitate privatized companies.